UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

SOUTHWEST AIRLINES CO.

(Name of Registrant as Specified in its Charter)

(Name Of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On October 15, 2024, Southwest Airlines Co. (the “Company”) issued digital advertisements that link to a website, airlinetransport.news, which contains copies of certain press releases. The digital advertisements are attached as Exhibit 1, screenshots of the website are attached as Exhibit 2 and copies of the press releases are attached as Exhibit 3.

Important Additional Information

The Company intends to file a proxy statement and a WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Company’s Special Meeting of Shareholders (the “Special Meeting”). SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH, OR FURNISHED TO, THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SPECIAL MEETING. Shareholders will be able to obtain the Company’s proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at https://www.southwestairlinesinvestorrelations.com/financials/sec-filings.

Participant Information

The Company, each of its Directors (namely, Gary C. Kelly, Robert E. Jordan, William H. Cunningham, Ph.D., Lisa M. Atherton, David W. Biegler, J. Veronica Biggins, Roy Blunt, Douglas H. Brooks, Eduardo F. Conrado, Robert L. Fornaro, Rakesh Gangwal, Thomas W. Gilligan, Ph.D., David P. Hess, Elaine Mendoza, Christopher P. Reynolds, and Jill A. Soltau) and one of its executive officers (namely, Tammy Romo, Chief Financial Officer) are deemed to be “participants” (as defined in Section 14(a) of the Exchange Act) in the solicitation of proxies from the Company’s Shareholders in connection with the matters to be considered at the Special Meeting. Information about the compensation of our named executive officers and our non-employee Directors is set forth in the sections titled “Compensation of Executive Officers” and “Compensation of Directors” in the Company’s definitive proxy statement on Schedule 14A for the Company’s 2024 Annual Meeting of Shareholders, filed on April 5, 2024 (the “2024 Definitive Proxy”), commencing on pages 28 and 64, respectively, and is available  here. Information regarding the participants’ holdings of the Company’s securities can be found in the section titled “Security Ownership of Management” in the Company’s 2024 Definitive Proxy on page 27 and is available here, and as updated in the filings referenced below. Supplemental information regarding the participants’ holdings of the Company’s securities can be found in SEC filings on Initial Statements of Beneficial Ownership of Securities on Form 3 or Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC on October 2, 2024 for Mr. Kelly (available here); October 2, 2024 for Mr. Jordan (available here); May 16, 2024 for Dr. Cunningham (available  here); May 16, 2024 for Ms. Atherton (available  here); May 16, 2024 for Mr. Biegler (available  here); May 16, 2024 for Ms. Biggins (available  here); May 16, 2024 for Mr. Blunt (available  here); May 16, 2024 for Mr. Brooks (available  here); May 16, 2024 for Mr. Conrado (available  here); October 3, 2024 for Mr. Fornaro (available  here); October 2, 2024 for Mr. Gangwal (available  here); May 16, 2024 for Dr. Gilligan (available  here); May 16, 2024 for Mr. Hess (available  here); May 16, 2024 for Ms. Mendoza (available  here); May 16, 2024 for Mr. Reynolds (available  here); and May 16, 2024 for Ms. Soltau (available  here). Such filings are available on the Company’s website at https://www.southwestairlinesinvestorrelations.com/financials/sec-filings or through the SEC’s website via the links referenced above. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the section titled “Security Ownership of Management” of the Company’s proxy statement on Schedule 14A and other materials to be filed with the SEC in connection with the Special Meeting.

Exhibit 1

Southwest flies high

as airline maintains unique perks and adds more value for all

Read More

Southwest preserves unique character while pursuing meaningful transformation.

Read More

Southwest leadership's plan to **add $4B in operating earnings** in 2027 impresses investors.

Read more >

Keep Southwest's LUV

A loyal customer doesn't want Southwest to lose the LUV

Read More >

Southwest Voted #1 Airline

in USA Today's Readers' Choice Awards

Read more >

Exhibit 2

Exhibit 3

Fly with the best: Top 10 airlines of 2024, according to readers

Get ready for takeoff

Best Airline (2024)

September 25, 2024

— Our editors and readers independently select what you see on 10Best. When you buy through a link on our site, we may earn an affiliate commission.

Flying has become a fundamental aspect of travel for many people. And while it might not be your favorite part of a vacation or business trip, these 10 airlines — selected by an expert panel and voted as the best by our readers — strive to improve the flyer experience with newer planes, better connectivity, and improved food and entertainment.

Photo courtesy of Emirates Airline

No. 10: Emirates

Emirates has a well-earned reputation among luxury travelers as one of the world’s top carriers. Passengers travel on one of the world’s youngest fleets of Airbus A380s and Boeing 777s, with flights to nearly 160 global destinations, 14 of them being North American gateways. This Dubai-based airline crafts a top-tier inflight experience centered on excellent service, superior comfort, and award-winning cuisine.

Photo courtesy of JetBlue

No. 9: JetBlue

JetBlue caters to passengers with new and refreshed aircraft, plentiful routes, free inflight connectivity, and generous amounts of legroom in economy class. JetBlue flies to more than 100 cities across the U.S., Caribbean, Latin America, and Europe, with live TV and inflight Wi-Fi available on all flights.

Photo courtesy of Singapore Airlines

No. 8: Singapore Airlines

Singapore Airlines operates a newer fleet, including Airbus A380s which feature the latest suites. Service is excellent in every cabin, and each passenger can enjoy access to days’ worth of inflight entertainment. U.S.-based travelers can fly nonstop to Singapore from New York, Los Angeles, and San Francisco.

Photo courtesy of Alaska Airlines

No. 7: Alaska Airlines

Alaska Airlines has a loyal passenger base thanks to its affordable fares, on-time arrivals, and excellent frequent flyer program. The airline and its regional partners fly to over 120 cities in North and Central America on nearly 1,300 daily flights. Passengers enjoy perks like fast satellite Wi-Fi, free texting, and inflight entertainment.

Photo courtesy of United Airlines

No. 6: United Airlines

United Airlines has over 300 global destinations, as well as hubs in all four of the largest cities in the U.S. — Chicago, Houston, Los Angeles, and New York City. The airline has an increasingly fuel-efficient fleet, as well as a popular loyalty program, in which passengers can earn points toward future travel.

Photo courtesy of American Airlines

No. 5: American Airlines

American Airlines, including its American Eagle fleet of regional carriers, operates around 6,700 flights daily to more than 60 countries around the globe. It’s also one of the largest airlines, by passenger capacity, in the world. And its AAdvantage program is one of the best loyalty programs for earning free travel, plus points towards other benefits.

Photo courtesy of Cathay Pacific

No. 4: Cathay Pacific

Cathay Pacific offers numerous routes from the U.S. to Hong Kong, making it an excellent gateway to Asia for American travelers. Flights are almost always on time, and service is impeccable both on the ground and in the air. The travel experience is comfortable even in Economy, where passengers enjoy plenty of legroom, seats with flexible neck support, electric outlets, and ample entertainment options.

Photo courtesy of Air New Zealand

No. 3: Air New Zealand

Air New Zealand — no stranger to Best Airline lists — boasts a relatively young fleet with more fuel efficiency. Beyond environmental leadership and a commitment to reduce their carbon footprint, the airline has a shining safety record and excellent amenities, particularly in its premium economy class.

Photo courtesy of Delta Air Lines

No. 2: Delta Air Lines

Delta ranks among the most highly-rated U.S.-based carriers due to its on-time record, extensive route offerings, and robust frequent flyer program. Plus, more than 850 aircraft provide seatback TVs to keep passengers entertained on their journeys.

Photo courtesy of Southwest Airlines

No. 1: Southwest Airlines

While you won’t find first class seats or luxe airport lounges when flying with Southwest, the popular American-based airline wins passengers over with a host of perks. Southwest offers low fares, free baggage allowance, no fees for flight changes or cancellations, and spacious seats, compared to their competitors.

ABOUT 10BEST READERS’ CHOICE AWARDS

Nominees are submitted by a panel of experts. 10Best editors narrow the field to select the final set of nominees for the Readers’ Choice Awards. Readers can vote once per category, per day. For any questions or comments, please read the FAQ or email USA TODAY 10Best.

THE EXPERTS

ALLISON TIBALDI

Allison Tibaldi is a travel and food writer based in New York City. She has lived in Rome, Tuscany, Melbourne Australia, Toronto and Los Angeles. She studied early childhood development in graduate school and firmly believes that travel is the best education. She writes for numerous publications including CNN, Travel Channel, HGTV, am New York, Emirates Open Skies, Family Traveller and Travel Weekly.

CHRISTOPHER PARR

Christopher Parr is the Founder and Editor-in-Chief of Pursuitist, one of the world’s most influential luxury lifestyle and travel guides. Named a “Top 10 Luxury Travel Blogger” by USA Today 10Best, Parr has also been selected as the official winner in Luxury Lifestyle Awards’ 2023 list of the “Top 50 Best Luxury Influencers and Bloggers in the World.” In addition to Pursuitist, Christopher is a contributor to numerous travel and luxury publications and TV shows, including being the host of Travel Tuesday on CBS. Follow along on Twitter.

MARLA CIMINI

Marla is a writer with a passion for travel, music and culinary adventures (and combining those whenever possible)! As an avid globetrotter, she encourages respecting and learning about other cultures while traveling. She has visited Hawaii multiple times, and has explored destinations worldwide, including the Mediterranean region, South America, Asia and more. Marla is a contributor to Fodor’s Hawaii guidebooks (Oahu and Kauai 2020) and her articles have appeared in a number of international publications. She calls New Jersey (Philadelphia area) home. Follow her on Instagram and Twitter and read her travel tips and adventures on her website.

MOLLY O’BRIEN

Molly O’Brien is a Los Angeles-based freelance travel journalist, who writes and edits for a variety of international travel and lifestyle outlets including Fodor’s Travel, Travel + Leisure, and Business Insider among others. She’s lived on both coasts from Massachusetts to California and has so far made Greater Boston, the San Francisco Bay Area, San Luis Obispo, Barcelona, and Los Angeles her home. Molly earned her journalism degree at Cal Poly San Luis Obispo on the Central Coast of California and since then has worked professionally in the fields of hospitality and travel PR and most recently, as a freelance travel writer and editor. Molly especially enjoys covering feature profiles about interesting people doing interesting things such as chocolate making, beekeeping, wing-walking, and interesting destinations like under-the-radar wine spots, the best brewery towns, and lesser-known ski destinations. She also loves to write about a boutique hotel with a good story. When she’s not writing, Molly enjoys spending time outdoors, exploring new coffee shops and breweries, and of course, traveling. Her favorite city in the world (so far) is Barcelona, Spain, but she loves traveling anywhere that offers sunny weather and ample hiking opportunities. She loves spending time in the mountains, enjoys connecting with nature through camping and glamping adventures, and is always up for learning about the world through fun, immersive experiences (and then sharing those stories!). You can connect with Molly here: Instagram: @metropolitanmolly Twitter: @Molly_A_OBrien Facebook: @MetropolitanMolly LinkedIn: @mollyannobrien www.metropolitanmolly.com

NICKY OMOHUNDRO

Nicky Omohundro is the founder and editor of LittleFamilyAdventure.com, the popular family travel & lifestyle website that inspires families to leave no child left inside. Since 2013 LFA has been providing inspiration to get families outdoors, eat well, and travel everywhere from their own backyard to around the world. Always up for a family adventure, she has traveled to 37 states and 6 countries to zip-line through a Costa Rican rainforest, see Finland’s Northern Lights, and go camping throughout the US. Nicky is the co-founder of Tourism WorX a travel consultancy group. Connect with her Twitter and Instagram.

10BEST EDITORS

USA TODAY 10Best provides users with original, unbiased and experiential travel coverage of top attractions, things to see and do, and restaurants for top destinations in the U.S. and around the world.

SOUTHWEST AIRLINES ROCKETS ON HIKED GUIDANCE, BUYBACK PLAN

Southwest Airlines rallied Thursday after the company lifted its revenue guidance and approved a $2.5 billion buyback plan. Airline stocks soared following the announcement.

Southwest Airlines (LUV) announced a new financial plan and growth outlook Thursday ahead of its investor day presentation.

The company expects to deliver an estimated $500 million of run-rate cost savings in 2027 by minimizing hiring, optimizing scheduling, improving corporate efficiency and capitalizing on supply chain opportunities. Southwest is also pursuing opportunities to monetize the value of its fleet order book while modernizing and upgrading its planes. The airline hopes to reach an average fleet age of five years in 2031.

Southwest reported that its new fleet strategy aims to reduce average capital expenditures for aircraft to around $50 million through 2027. The company’s board also approved a $2.5 billion share repurchase program.

“We’re now ushering in a new era at Southwest, moving swiftly and deliberately to transform the company by elevating the customer experience, improving financial performance, and driving sustainable shareholder value,” CEO Bob Jordan said.

New Targets, Assigned Seats

Southwest said it now sees Q3 revenue per available seat mile to be up 2% to 3% compared to last year. The company previously guided for up to a 2% decline in revenue per available seat mile.

Southwest expects fuel to be a bit cheaper, ranging from $2.50 to $2.60 per gallon. In its Q2 report, the airline expected $2.60 to $2.70 per gallon of fuel.

In addition to the new financial strategy, Southwest plans to implement a number of changes which it says will improve the customer experience. Southwest intends to boost demand through a new assigned-seating model, noting that 86% of airline passengers approved assigned seats.

Previously, Southwest passengers booked their tickets in groups, and then chose their seats on the plane as their batch boarded. The company expects to begin selling assigned seats in the second half of 2025, with the first flights under the new model starting in the first half of 2026.

Southwest is also offering new premium seating options with additional legroom to drive demand and generate more revenue per passenger. The airline will maintain its free bag policy and also implement other boarding upgrades.

Other new offerings include global airline partnerships to expand its global destinations, getaway vacation packages, and additional reward benefits for members.

Southwest Airlines Stock

LUV stock jumped 5.4% Thursday on strong volume, rebounding back above its 200-day moving average. Southwest spiked more than 10% in the morning.

Shares have been consolidating below a 35.18 buy point since February.

Southwest Airlines is up about 4% in 2024.

American Airlines (AAL) also jumped 7.2% Thursday on the news.

United Airlines (UAL) rallied 8.8% Thursday, climbing further above a buy zone for a double-bottom base.

Delta Air Lines (DAL) surged 6.3% to trend toward a 53.86 buy point for a cup base.

You can follow Harrison Miller for more stock news and updates on X/Twitter @IBD_Harrison

EXTRA LEGROOM, ASSIGNED SEATS, OVERNIGHT FLIGHTS: INSIDE SOUTHWEST AIRLINES’

PLAN FOR ITS FUTURE

PUBLISHED THU, SEP 26 2024 7:17 AM EDT UPDATED FRI, SEP 27 2024 12:09 PM EDT

Leslie Josephs @LESLIEJOSEPHS

KEY POINTS

•	Southwest Airlines raised its third-quarter revenue forecast on Thursday and detailed a host of changes to its business model.

•	The carrier also said it would add Bob Fornaro, who previously led Spirit Airlines, to its board of directors.

A Southwest Airlines Boeing 737-700 aircraft lands at Ronald Reagan Washington National Airport in Arlington, Virginia, on May 7, 2023.

Nicolas Economou | Nurphoto | Getty Images

DALLAS — Southwest Airlines executives on Thursday outlined for Wall Street their vision to boost profits: extra legroom seats starting in 2026, assigned seating, international partnerships and overnight flights. Southwest’s new plan comes as its leaders seeks to fend off activist Elliott Investment Management, which has called for leadership changes.

Southwest said its three-year plan will add $4 billion to earnings before interest and taxes in 2027.

The airline also raised its third-quarter revenue forecast and said its board authorized $2.5 billion in share buybacks.

Southwest said it expects unit revenue to rise as much as 3% in the third quarter over the same period last year, up from a previous forecast of a decline of as much as 2%, helped in part by rebooking passengers who were originally flying on airlines affected by July’s CrowdStrike outage.

Southwest shares rose more than 5% on Thursday, and other airlines also ended sharply higher after oil prices slipped nearly 3%.

Changes in the sky

Like with many changes in the airline industry, those new initiatives won’t happen overnight. Southwest has to train staff, update technology and inform customers about the changes.

Seats with extra legroom won’t debut until 2026, as the carrier requires Federal Aviation Administration approval and time to retrofit aircraft, according to a slide from Thursday investor’s presentation. It estimated that the new cabins, in which about a third of the seats will have additional legroom, will generate $1.7 billion in earnings before interest and taxes in 2027.

The new seats will have at least 34 inches of legroom, compared with a standard pitch of 31 inches, the airline said.

Southwest was under pressure to ditch its open seating model and often chaotic boarding process. Under the new plan, its cheapest ticket class, Wanna Get Away, will not come with a seat assignment until check-in, similar to the current system. More expensive tickets will offer more access to seats, but Southwest didn’t disclose details about that process on Thursday.

“Looking at lapsed customers, the seating and boarding process is the No. 1 reason they haven’t returned to Southwest,” said Southwest’s chief commercial officer, Ryan Green. “We were struck by how clear the message was. There is an absolute need for us to evolve our model to better meet customer preferences.”

Southwest also announced its first international partnership, with Icelandair.

Bags still fly free

Southwest on Thursday also said it will stick with its long-standing policy of allowing customers to check two pieces of luggage for free, saying it “generates market share gains in excess of potential lost revenue from bag fees.” Southwest executives have characterized getting rid of free checked bags as a third rail that would hurt bookings.

The carrier is also trying to cut costs. On Wednesday, Southwest told staff it will slash its service in Atlanta next year and could cut more than 300 flight attendants and pilots from the city in an effort to reduce costs.

The airline also said Thursday it would add Bob Fornaro, a well-respected industry veteran who previously led Spirit Airlines, to its board of directors. Southwest and Fornaro go back more than a decade. He had served as CEO of AirTran, the airline Southwest combined with in 2011, and was a consultant to Southwest after the merger.

Under pressure

Southwest Airlines 90s flight attendant uniforms.

Courtesy: Southwest Airlines

The Dallas-based airline enjoyed almost a half century of profits in an industry that’s known for booms and busts. It stuck with its simple business model of flying Boeing 737s, offering one class of service and shying away from complexity that could add to its costs. It prided itself on customer-friendly policies like free checked bags and it didn’t charge customers flight change fees long before major carriers scrapped them for most tickets four years ago.

But pressure has mounted on Southwest’s CEO, Bob Jordan, and other executives in the years after the pandemic as costs have risen, global travel has returned, and rivals have turned up the heat on higher-end offerings like plush lounges and roomier seats to capture big spenders. Over the last decade, U.S. competitors have added bare-bones basic economy fares and started charging for things that used to come for free, like seating assignments.

Southwest has also changed, offering longer flights, including to Hawaii, and customers are seeking more perks, comfort and technology, the airline’s executives have said.

Southwest has supported Jordan despite calls for his replacement by Elliott, which the firm reiterated on Thursday after the investor day presentation.

Elliott said in a statement that Thursday’s announcements were “further evidence that Mr. Jordan lacks the vision and capability to execute on these initiatives,” and said competitors completed work on assigned seating and premium products faster. Jordan pushed back on the timing, citing the yearslong work rivals have done to update cabins.

Jordan said at the investor day presentation that the company is still open to working with Elliott, which has a roughly 10% stake in the carrier. On Tuesday, Elliott said as early as next week it could call a special shareholder meeting.

“We have demonstrated that willingness time and again through our attempts and engagement, but time and again, Elliott has demonstrated little or no interest in collaborating with Southwest on how to deliver more shareholder value, focusing instead, as evidenced by their most recent letter and recent action, on tactics and on gamesmanship,” Jordan said. He called Southwest’s plan intentional and detailed.

“For Elliott to call that plan rushed and haphazard in my opinion, is inane,” he said.

The airline is facing aircraft delivery delays from Boeing, including a not-yet-certified 737 Max 7, the smallest plane in the family. Without a smaller aircraft, Southwest has cut unprofitable routes that might have been better served by airplanes with fewer seats to meet demand.

“We’ve taken dramatic steps to mitigate the operational risk from future Boeing delays by significantly curbing our growth and arresting our hiring,” Jordan said at the event Thursday, adding that all of the airline’s growth through 2026 will come from efficiencies like turning aircraft around faster and red-eye flights.

He said “past financial issues caused by Boeing delivery delays and other Boeing issues have largely been resolved through the application of credits on future deliveries.”

— CNBC’s Rohan Goswami contributed to this report.

SOUTHWEST PROFIT PLAN PUTS ACTIVIST IN A HOLDING PATTERN

CEO Bob Jordan impresses investors with a sweeping strategy to add $4 billion to operating earnings by 2027, and he deserves a chance to execute it.

September 26, 2024 at 3:00 PM CDT

By Thomas Black

Thomas Black is a Bloomberg Opinion columnist writing about the industrial and transportation sectors. He was previously a Bloomberg News reporter covering logistics, manufacturing and private aviation.

Southwest Airlines Co.’s Chief Executive Officer Bob Jordan did his best on Thursday to put a nail in the coffin on activist Elliott Investment Management’s effort to oust him and install a new management team.

During an investor-day presentation at its headquarters in Dallas, Southwest laid out a comprehensive plan designed to add $4 billion of operating profit by 2027. The company had been introducing drip by drip some of the changes before the meeting, such as assigned seating, red-eye flights, premium products and the elimination of unprofitable routes. This cleared the way for the most consequential news for investors: the resumption of share buybacks, which were canceled in 2020 when the pandemic floored the airline industry. Shares jumped 7%.

The 112-slide presentation was rich with details. The company is planning a combination of cost cuts, new premium products and financial engineering that includes the potential sale-leaseback of aircraft. Before the whole strategy was laid out on Thursday, Elliott called Southwest’s efforts “reckless and chaotic” and said it would call a special shareholder meeting in coming weeks to allow investors to vote on its slate of 10 directors.

While there may be skepticism about whether Southwest can pull off its ambitious plan and achieve its 2027 targets of 15% return on invested capital and an operating margin of 10%, shareholders are likely to give Jordan a chance to make it work. There are, after all, some intriguing initiatives, such as reducing aircraft turnaround time by five minutes and partnering with foreign airlines to offer Southwest customers long-haul international flights.

Jordan took a direct swipe at Elliott, saying that a proxy fight wouldn’t be good for the company and that the activist investor is focused mostly on “tactics and gamesmanship.” Jordan said the plan he laid out on Thursday had been in the works well before Elliott announced in June that it had taken a stake in Southwest.

“For Elliott to call that plan rushed and haphazard, in my opinion, is inane,” he said.

One change Southwest won’t be making is on its policy of allowing flyers to check two bags free. As part of an extensive study done by an unidentified third-party firm, the company found that bag fees would raise $1.5 billion of revenue but lose $1.8 billion from flyers who opted for another airline. A whopping 97% of the study’s participants knew about the free checked bag perk. The ability of flyers to change or cancel their flight free is also popular and won’t be abandoned.

By contrast, the open seating that the airline pioneered was not well-liked even by loyal Southwest customers, who preferred assigned seats by 80%. The numbered monoliths that the company uses to organize its open boarding process will remain, even with the assigned seats.

The airline gave specifics on how it plans to add premium seats and provide sections of the plane with more legroom using existing seats, which should ease regulatory approval for the new configurations. For the company’s larger 737 aircraft, no seats will be lost as 3 inches of legroom is added. For the smaller 737-700s, a row of six seats will have to be removed, which will allow the addition of 5 inches of legroom.

Jordan announced that Southwest’s first foreign airline partner will be Icelandair and start with flights out of Baltimore next year. More international airline partners are in the works, he said.

The airline expects to create capacity equivalent to 18 aircraft with the introduction of up to 33 overnight flights next year. That could rise to 50 red-eye flights in 2026, adding capacity worth 28 aircraft. Employing technology to shorten aircraft turnaround times will create capacity equivalent to 16 aircraft by November next year, the company said.

This increased capacity gives Southwest excess aircraft to sell in a tight market because of Boeing delivery delays and the engine repairs that are grounding Airbus planes. Southwest had about $40 billion of “unencumbered” assets, mostly from its fleet of aircraft and its reward program, the company said. Chief Financial Officer Tammy Romo said the airline was also contemplating sale-leasebacks to raise cash.

From the amount of details in the presentation, it’s evident that Jordan and his team had been working on this transformation before Elliott arrived on the scene. Company executives mentioned that the customer surveys began in September last year. It’s unknown what kind of influence the threat of an activist investor had on the plan’s outcome and the extent of change that Jordan was willing to make.

What’s also clear is that if Elliott had installed a new management team that wasn’t steeped in Southwest’s unique culture and lacked the institutional knowledge, it would have taken much more time to come up with such a plan. And it’s hard to imagine that Elliott’s team would have come up with radically different conclusions on how to prime the profit pump. Southwest operates just one type of aircraft — the Boeing 737— which limits how far it can fly, and the airline operates point-to-point flights instead of a hub-and-spoke model that other large airlines do. Those are structural features that would be difficult, if not impossible, to change.

The upshot is that Jordan and his team put together a plan that was well received by investors. Now it’s time to put it into action. If they fail to execute, Jordan will be held responsible. That will take time, which puts Elliott’s push to change the board and management in a holding pattern.

This column does not necessarily reflect the opinion of the editorial board or Bloomberg LP and its owners.

Thomas Black is a Bloomberg Opinion columnist writing about the industrial and transportation sectors. He was previously a Bloomberg News reporter covering logistics, manufacturing and private aviation.

Letters to the Editor — Southwest Airlines, national debt, Haitians in Ohio

Readers share their experiences with Southwest Airlines; comment on Abby McCloskey’s column on the national debt; and explain how Haitians ended up in Springfield, Ohio.

By Letters to the Editor

Sep. 19, 2024

Southwest Airlines jets prepare for flights on Sept. 13, 2024, at Dallas Love Field. (Shafkat Anowar / Staff Photographer)

Don’t lose the LUV

I have flown Southwest Airlines every year since the company started flying in 1971. It has been a fun journey and I always got where I was going.

More importantly, I valued the LUV factor that was present from Day One. Southwest team members cared, they smiled, they went the extra mile. The ease of flight changes and adjustments and free baggage was part of the package. And, the seating plan worked.

I traveled my whole career and was also top tier for decades on other airlines, so I knew there were options, but those airlines did not have the LUV factor or, for the last 30 years, the near-universal positive employee attitude. Southwest earned passenger loyalty and they kept it.

Now, activist investors want to turn Southwest into just another airline. Very likely there will be seat charges, potentially baggage charges, less flexibility and less LUV. I am a capitalist and respect shareholder value, but I am also a Southwest stakeholder as a customer and know that the same policies and the same decisions as the other airlines will likely ruin the LUV factor and crater loyalty.

So, what’s next? I can assure you what will be next is less loyalty and less LUV.

Beware the calls for change that may raise the share price for a bit. Those same calls will herald the downhill slide of a great airline. It takes leadership and reinforcement to build a positive culture. That culture can turn negative quickly with bad leadership and everything focused on the bottom line.

Beware the short-term mindset.

Jack Rubin, North Dallas